Exhibit 99.4

Offer to Exchange

8½% Senior Subordinated Notes due 2014, which

have been registered under the Security Act of 1933,

for outstanding

8½% Senior Subordinated Notes due 2014

of

Intertape Polymer US Inc.

To our clients:

Enclosed is a prospectus dated                     , 2004 of Intertape Polymer US Inc. and a letter of transmittal (which together constitute the “exchange offer”) relating to the offer by Intertape Polymer US Inc. to exchange up to US$125,000,000 aggregate principal amount of its 8½% Senior Subordinated Notes due 2014, pursuant to an offering registered under the Securities Act of 1933, as amended, for a like principal amount of its issued and outstanding 8½% Senior Subordinated Notes due 2014, upon the terms and subject to the conditions set forth in the exchange offer.

Please note that the offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless extended.

The exchange offer is not conditions upon any minimum number of outstanding notes being tendered.

We are the participants in the book-entry transfer facility of outstanding notes held by us for your account. A tender of such outstanding notes can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by your to tender outstanding notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the outstanding notes held by us for your account pursuant to the terms and conditions of the exchange offer. We also request that you confirm that we may on your behalf make the representations contained in the letter of transmittal that are to be made with respect to you as beneficial owner.

Pursuant to the letter of transmittal, each holder of outstanding notes will represent to Intertape Polymer US Inc. that (i) it is not an affiliate of Intertape Polymer US Inc. or Intertape Polymer Group Inc. or its subsidiaries or, if the holder is an affiliate of Intertape Polymer US Inc. or Intertape Polymer Group Inc. or its subsidiaries, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable, (ii) the exchange notes are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, (iii) the holder has not entered into an arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes, (iv) the holder is not a broker-dealer who purchased the outstanding notes for resale pursuant to an exemption under the Securities Act, and (iv) the holder will be able to trade exchange notes acquired in the exchange offer without restriction under the Securities Act. If the tendering holder is a broker-dealer that will receive exchange notes for its own account pursuant to the exchange offer, we will represent on behalf of such broker-dealer that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. By acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,